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                                                                       EXHIBIT 5

September 9 , 2002

The Sports Authority, Inc.
3383 N. State Road 7
Ft. Lauderdale, Florida 33319

Ladies and Gentlemen:

I am General Counsel to the Sports Authority, Inc., a Delaware corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed pursuant to the Securities Act of 1933, as amended (the "Act") and relating to 3,000,000 shares (the "Shares") of the Company's Common Stock, $0.01 par value per share (the "Common Stock"). The Shares covered by this Registration Statement will be issued pursuant to The Sports Authority 401(k) Savings and Profit Sharing Plan (the "Plan").

I have examined the Registration Statement and such corporate records, statutes and other documents, as I have deemed relevant in rending this opinion. As to matters of fact, I have relied on representations of officers of the Company. In my examination, I have assumed the genuineness of documents submitted to me as originals and the conformity with originals of documents submitted to me as copies thereof.

Based on the foregoing, it is my opinion that Shares of the Company's Common Stock to be issued in accordance with the Plan will be, when issued for a price not less than the par value thereof, validly issued, fully paid and nonassessable shares of the Common Stock of the Company under the laws of the State of Delaware (assuming that, at the time of such issuance, the Company has a sufficient number of shares or treasury shares available for such issuance).

The opinion set forth above is limited to the General Corporation Law of the State of Delaware.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,


/s/ Frank W. Bubb
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Frank W. Bubb